Pacific Bay Vistas, San Bruno, CA

Aimco

APARTMENT HOMES

2017

3rd Quarter

EARNINGS RELEASE

Page

1	Earnings Release

9	Consolidated Statements of Operations

10	Consolidated Balance Sheets

11	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

12	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

14	Schedule 3 – Property Net Operating Income

16	Schedule 4 – Apartment Home Summary

17	Schedule 5 – Capitalization and Financial Metrics

19	Schedule 6 – Same Store Operating Results

23	Schedule 7 – Real Estate Portfolio Data by Market

25	Schedule 8 – Disposition and Acquisition Activity

26	Schedule 9 – Real Estate Capital Additions Information

27	Schedule 10 – Redevelopment and Development Portfolio

31	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Third Quarter Results
Denver, Colorado, October 26, 2017 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today third quarter results for 2017.
Chairman and Chief Executive Officer Terry Considine comments: “Business is good. Aimco had a solid third quarter, with strong results from disciplined execution of its business plan. We are on track to meet the FFO and AFFO guidance given at the start of the year. Focus on customer selection and satisfaction drove resident retention of 56%, fueling 4.5% year-over-year Same Store NOI growth which added $0.03 per share to bottom line. The successful lease-up of redevelopment and acquisition communities added another $0.02 per share to bottom line, net of capital costs. Reduced overhead costs also contributed to year-over-year results. Our balance sheet remains strong with abundant liquidity and limited exposure to capital markets. We are on track to close property sales sufficient to repay the borrowing made to fund the second quarter repurchase of our partner’s interest in the three Palazzo communities.”
Chief Financial Officer Paul Beldin adds: “Third quarter AFFO of $0.54 per share was up $0.09 from third quarter 2016 and $0.02 ahead of the midpoint of our guidance range with $0.01 due to a number of small positives across various line items and $0.01 due to the timing of capital replacement spending. Considering our solid year-to-date performance and what we see ahead, we narrowed Same Store, FFO and AFFO guidance ranges, while maintaining their respective midpoints. We project fourth quarter AFFO to be in a range from $0.54 to $0.58 per share.”
Financial Results: Year-to-Date Pro forma FFO Up 6%; AFFO Up 7%

	THIRD QUARTER			YEAR-TO-DATE
(all items per common share - diluted)	2017	2016	Variance	2017	2016	Variance
Net income	$0.11	$0.07	57%	$0.29	$1.64	(82%)
Funds From Operations (FFO)	$0.63	$0.54	17%	$1.82	$1.71	6%
Add back Aimco share of preferred equity redemption related amounts	$—	$0.01	—%	$—	$0.01	—%
Pro forma Funds From Operations (Pro forma FFO)	$0.63	$0.55	15%	$1.82	$1.72	6%
Deduct Aimco share of Capital Replacements	$(0.09)	$(0.10)	(10%)	$(0.26)	$(0.26)	—%
Adjusted Funds From Operations (AFFO)	$0.54	$0.45	20%	$1.56	$1.46	7%
Net Income (per diluted common share) - Year-over-year, third quarter net income increased primarily due to increased contribution from Property Net Operating Income, more fully described below, partially offset by higher depreciation expense.
Pro forma FFO (per diluted common share) - Aimco’s third quarter Pro forma FFO increased by $0.08 per share, or 15%, on a year-over-year basis. The primary driver of this increase was Property Net Operating Income growth of $0.05, consisting of:

•	$0.03 from Same Store Property Net Operating Income growth of 4.5%, driven by a 2.8% increase in revenue and a 1.1% reduction in expenses;

•
$0.04 from the lease-up over the last 12 months of 930 renovated homes at Redevelopment communities and completion of the lease-up of One Canal in Boston, Massachusetts and Indigo in Redwood City, California; less

•	($0.02) in Property Net Operating Income from apartment communities sold in 2016.

1

Lower general and administrative expenses, lower interest rates, higher tax benefits, and various other factors contributed an additional $0.03 to Pro forma FFO.
The amounts above exclude Property Net Operating Income from the second quarter reacquisition of the 47% limited partner interest in the Palazzo joint venture, which was largely offset by higher interest expense related to temporary borrowings used to fund the purchase.
Adjusted Funds from Operations (per diluted common share) - The $0.08 increase year-over-year in Pro forma FFO per share plus $0.01 in lower capital replacement spending increased AFFO per share by $0.09, or 20%.
Operating Results: Third Quarter Same Store NOI Up 4.5%

	THIRD QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2017	2016	Variance	2nd Qtr.	Variance	2017	2016	Variance
Average Rent Per Apartment Home	$1,773	$1,727	2.7%	$1,756	1.0%	$1,758	$1,699	3.5%
Other Income Per Apartment Home	189	185	2.2%	176	7.4%	180	177	1.7%
Average Revenue Per Apartment Home	$1,962	$1,912	2.6%	$1,932	1.6%	$1,938	$1,876	3.3%
Average Daily Occupancy	96.0%	95.8%	0.2%	95.9%	0.1%	95.9%	96.0%	(0.1%)

$ in Millions
Revenue	$148.2	$144.1	2.8%	$145.9	1.6%	$439.1	$425.1	3.3%
Expenses	42.3	42.8	(1.1%)	41.7	1.4%	126.9	126.5	0.3%
NOI	$105.9	$101.3	4.5%	$104.2	1.7%	$312.2	$298.6	4.6%
Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.
The table below details changes in new and renewal lease rates. For the year, Aimco expects to transact more than 24,000 leases. As of October 25, 2017, Aimco had completed about 20,000 leases for occupancy in January through September and another 3,000 leases for occupancy in the fourth quarter, leaving approximately 1,200 leases expected to be executed between now and year-end. The blended rent increase in the 23,000 leases completed to date is 2.7%, as indicated below.

2017	1st Qtr.	2nd Qtr.	Jul	Aug	Sep	3rd Qtr.	Executed Leases	YTD
Renewal rent increases	5.1%	4.6%	4.6%	4.4%	4.4%	4.5%	4.7%	4.6%
New lease rent increases	(1.0%)	1.0%	2.0%	1.7%	0.3%	1.4%	(0.1%)	0.8%
Weighted average rent increases	1.9%	2.7%	3.2%	3.2%	2.2%	3.0%	2.7%	2.7%
Average Daily Occupancy	95.9%	95.9%	96.0%	95.9%	95.9%	96.0%	n/a*	96.0%*
* As of the date of this release, Aimco is projecting October Average Daily Occupancy to be 96.2%, raising year-to-date October Average Daily Occupancy to 96.0%.

2

Redevelopment and Development
Redevelopment and Development is Aimco’s second line of business. During the third quarter, Aimco invested $33 million and continued its strong leasing pace.
Aimco invests in the redevelopment of apartment communities when it believes the investment will yield risk-adjusted returns in excess of those expected from the apartment communities sold in paired trades to fund the redevelopment. Aimco favors redevelopment because it permits adjustment of the scope and timing of spending to align with changing market conditions.
During the third quarter, Aimco completed construction on the third tower of Park Towne Place in Center City, Philadelphia. At September 30, 2017, this tower was 74% leased at rates consistent with underwriting. Aimco expects this tower to be more than 90% leased by year-end, as are the first two towers redeveloped.
In the past three years, Aimco has leased more than 1,100 redeveloped apartment homes in Center City, Philadelphia. This success led us to proceed with a $40 million redevelopment of the fourth and final tower at Park Towne Place. De-leasing is underway and construction is scheduled to commence in the fourth quarter.
Aimco also undertakes ground-up construction when warranted by risk-adjusted investment returns. In 2014, Aimco acquired Eastpointe, a “C” property located in Boulder, Colorado. The site is two miles from the new Google campus and is across the street from Ball Aerospace’s Technology Campus and Foothills Hospital. Building in Boulder is highly regulated and new supply is limited, notwithstanding higher enrollment at the University of Colorado and increased employment generally. Over the past two years, Aimco has planned and entitled a new $117 million, 226 apartment home community to be known as Parc Mosaic. De-leasing of Eastpointe is now underway and construction of Parc Mosaic is scheduled to commence in the fourth quarter.
Inclusive of these two new projects, Aimco’s total estimated net investment in redevelopment and development communities is $710 million, with a projected weighted average net operating income yield on investments of 6.1% assuming untrended rents. Of this total, $481 million has been funded.
During the third quarter, Aimco leased 278 apartment homes at its redevelopment and acquisition communities. At quarter end, Aimco’s lease-up exposure at active redevelopment projects included approximately 360 apartment homes, 300 of which were at Park Towne Place.
Portfolio Management: Revenue Per Apartment Home Up 6% to $2,075
Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality, and that is also diversified across the largest markets in the U.S. Please refer to the Glossary for a description of Aimco Portfolio Quality Ratings.
As part of its portfolio strategy, Aimco seeks to sell each year up to 10% of the apartment communities in its portfolio and to reinvest the proceeds from such sales in uses such as property upgrades, redevelopment of communities in its current portfolio, occasional development of new communities, and selective acquisitions of apartment communities with higher projected free cash flow returns than expected from the communities sold to fund the activity. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality and expected growth rate of its portfolio.

3

	THIRD QUARTER
	2017	2016	Variance
Apartment Communities	141	145	(4)
Apartment Homes	39,184	40,555	(1,371)
Revenue per Apartment Home	$2,075	$1,954	6%
Portfolio Average Rents as a Percentage of Local Market Average Rents	112%	113%	(1%)
Percentage A (3Q 2017 Revenue per Apartment Home $2,708)	53%	51%	2%
Percentage B (3Q 2017 Revenue per Apartment Home $1,776)	34%	37%	(3%)
Percentage C+ (3Q 2017 Revenue per Apartment Home $1,725)	13%	12%	1%
NOI Margin	69%	67%	2%
Free Cash Flow Margin	64%	62%	2%
Third Quarter Real Estate Portfolio - Aimco’s Real Estate portfolio average monthly revenue per apartment home was $2,075 for third quarter 2017, a 6% increase compared to third quarter 2016. This increase is due to year-over-year growth in Same Store revenue as well as Aimco’s second quarter reacquisition of the 47% interest in the Palazzo joint venture, lease-up of redevelopment and acquisition properties, and the sale of apartment communities with average monthly revenues per apartment home lower than those of the retained portfolio.
Balance Sheet and Liquidity
Aimco Leverage
Aimco targets net leverage of $3.8 billion. Aimco’s leverage is currently above this target as the second quarter reacquisition of the 47% limited partner interest in the Palazzo joint venture was temporarily funded with debt. Aimco is on track with plans to sell apartment communities in Virginia, Maryland, and New Jersey to reduce leverage to its $3.8 billion target.
Non-recourse Property Debt - During the third quarter, Aimco closed or rate locked five non-recourse, fixed-rate property loans totaling $297 million. On a weighted average basis, these loans have a 9.6 year term and an interest rate of 3.43%, 125 basis points more than the corresponding treasury rates at the time of pricing.
The net effect of year-to-date property debt refinancing activities has been to lower Aimco’s weighted average fixed interest rates by about 10 basis points to 4.75%, generating prospective annual interest savings of approximately $3 million.
Aimco leverage includes Aimco’s share of long-term, non-recourse property debt secured by apartment communities in the Real Estate portfolio, a one-year term loan, outstanding borrowings under its revolving credit facility, and outstanding preferred equity. Aimco leverage excludes non-recourse property debt obligations of consolidated partnerships served by its Asset Management business (described further in the Glossary). Please refer to Supplemental Schedule 5(a) for the presentation of Aimco leverage and a reconciliation of Aimco proportionate leverage to Aimco’s consolidated leverage.

4

	AS OF SEPTEMBER 30, 2017
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,564	81%	7.1
Term loan	250	6%	0.8
Outstanding borrowings on revolving credit facility	356	8%	4.3
Preferred Equity*	227	5%	40.0
Total leverage	$4,397	100%	8.2

*
Aimco’s Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity for its Preferred Equity.

Leverage Ratios
Aimco target leverage ratios are Proportionate Debt and Preferred Equity to Adjusted EBITDA below 7.0x and Adjusted EBITDA to Interest Expense and Preferred Dividends greater than 2.5x. Aimco also focuses on the ratios of Proportionate Debt to Adjusted EBITDA and Adjusted EBITDA to Adjusted Interest Expense. Please see the Glossary for definitions of these non-GAAP measures and, where appropriate, reconciliations to the nearest GAAP measure.

THIRD QUARTER 2017
Proportionate Debt to Adjusted EBITDA	6.9x
Proportionate Debt and Preferred Equity to Adjusted EBITDA	7.3x
Adjusted EBITDA to Adjusted Interest Expense	3.4x
Adjusted EBITDA to Adjusted Interest Expense and Preferred Dividends	3.1x
Aimco calculates its leverage ratios based on current quarter amounts, annualized.
Aimco expects improvement in leverage metrics from earnings growth and reduction in debt balances due to regularly scheduled debt amortization and apartment community sales. Aimco expects that these activities will reduce its ratios for Proportionate Debt to Adjusted EBITDA and Proportionate Debt and Preferred Equity to Adjusted EBITDA to approximately 6.2x and 6.6x by year-end.
Liquidity
At September 30, 2017, Aimco held cash and restricted cash of $86 million and had available capacity to borrow $232 million under its revolving credit facility, after consideration of outstanding borrowings of $356 million and $12 million of letters of credit backed by the facility. Aimco uses its credit facility primarily for working capital and other short-term purposes and to secure letters of credit.
Aimco also held unencumbered apartment communities with an estimated fair market value of approximately $1.8 billion at September 30, 2017, an increase of approximately 12% from the beginning of the year.
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.36 per share of Class A Common Stock for the quarter ended September 30, 2017. On an annualized basis, this represents an increase of 9% compared to the dividends paid during 2016. This dividend is payable on November 30, 2017, to stockholders of record on November 17, 2017.

5

2017 Outlook

($ Amounts represent Aimco Share)	YEAR-TO-DATE SEPTEMBER 30, 2017	FULL YEAR 2017	PREVIOUS FULL YEAR 2017

Net Income per share	$0.29	$3.01 to $3.05	$2.70 to $3.20
Pro forma FFO per share	$1.82	$2.42 to $2.46	$2.40 to $2.48
AFFO per share	$1.56	$2.10 to $2.14	$2.08 to $2.16

Select Components of FFO
Same Store Operating Measures
Revenue change compared to prior year	3.3%	3.10% to 3.50%	3.00% to 3.60%
Expense change compared to prior year	0.3%	1.00% to 1.20%	0.80% to 1.40%
NOI change compared to prior year	4.6%	4.00% to 4.50%	3.75% to 4.75%

Non-Core Earnings
Tax credit income, net	$8M	$10M	$10M
Historic Tax Credit benefit	$5M	$6M	$4M to $5M
Other tax benefits, net	$11M	$15M to $17M	$15M to $17M
Total Non-Core Earnings	$24M	$31M to $33M	$29M to $32M

Offsite Costs
Property management expenses	$15M	$21M	$21M
General and administrative expenses	$32M	$45M	$45M
Total Offsite Costs	$47M	$66M	$66M

Capital Investments
Redevelopment and development	$121M	$150M to $170M	$160M to $200M
Property upgrades	$86M	$95M to $105M	$85M to $95M

Transactions
Property dispositions - Real Estate	$0M	$500M to $650M	$550M to $650M
Property acquisitions [1]	$452M	$452M	$452M

Portfolio Quality
Average revenue per apartment home	$2,075	~$2,100	~$2,100

Balance Sheet
Proportionate Debt to Adjusted EBITDA	6.9x	~6.2x	~6.2x
Proportionate Debt and Preferred Equity to Adjusted EBITDA	7.3x	~6.6x	~6.6x
Value of unencumbered properties	~$1.8B	~$1.7B	~1.7B

[1]	Represents Aimco’s reacquisition of the 47% limited partner interest in the Palazzo joint venture.

6

($ Amounts represent Aimco Share)	FOURTH QUARTER 2017

Net income per share	$2.72 to $2.76
Pro forma FFO per share	$0.60 to $0.64
AFFO per share	$0.54 to $0.58

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, October 27, 2017 at 1:00 p.m. ET	Replay available until January 25, 2018
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 4627120	Passcode: 10112498
Live webcast and replay: www.aimco.com/investors
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at www.aimco.com/investors.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). These measures are defined in the Glossary in the Supplemental Information and reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 187 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Lynn Stanfield, Senior Vice President, Finance
Investor Relations 303-793-4661, investor@aimco.com

7

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of fourth quarter and full year results, including but not limited to: FFO, Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments and projected yield on such investments, timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.
These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopments and developments; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•
Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•
Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and

•
Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2016, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

8

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
REVENUES
Rental and other property revenues attributable to Real Estate	$233,708	$225,902	$686,639	$672,234
Rental and other property revenues of partnerships served by Asset Management business	18,232	18,213	55,327	56,233
Tax credit and transaction revenues	2,695	4,789	8,242	17,894
Total revenues	254,635	248,904	750,208	746,361

OPERATING EXPENSES
Property operating expenses attributable to Real Estate	81,179	82,756	239,819	241,936
Property operating expenses of partnerships served by Asset Management business	8,865	9,410	26,445	28,199
Depreciation and amortization	92,513	84,848	268,836	245,356
General and administrative expenses	10,529	11,615	31,599	35,529
Other expenses, net	2,344	1,543	6,809	8,639
Total operating expenses	195,430	190,172	573,508	559,659
Operating income	59,205	58,732	176,700	186,702
Interest income	2,047	2,163	6,251	5,841
Interest expense	(50,682)	(49,377)	(145,422)	(145,905)
Other, net	6,937	558	7,602	5,541
Income before income taxes and gain on dispositions	17,507	12,076	45,131	52,179
Income tax benefit	4,870	3,462	14,878	16,469
Income before gain on dispositions	22,377	15,538	60,009	68,648
Gain (loss) on dispositions of real estate, inclusive of tax	(233)	14,498	881	237,226
Net income	22,144	30,036	60,890	305,874
Noncontrolling interests:
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnerships	249	(12,489)	(1,515)	(22,096)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,938)	(1,842)	(5,826)	(5,276)
Net income attributable to common noncontrolling interests in Aimco OP	(820)	(192)	(2,164)	(12,499)
Net income attributable to noncontrolling interests	(2,509)	(14,523)	(9,505)	(39,871)
Net income attributable to Aimco	19,635	15,513	51,385	266,003
Net income attributable to Aimco preferred stockholders	(2,148)	(4,323)	(6,445)	(9,838)
Net income attributable to participating securities	(57)	(14)	(176)	(384)
Net income attributable to Aimco common stockholders	$17,430	$11,176	$44,764	$255,781

Net income attributable to Aimco per common share – basic and diluted	$0.11	$0.07	$0.29	$1.64

Weighted average common shares outstanding – basic	156,306	156,079	156,290	155,944

Weighted average common shares outstanding – diluted	156,835	156,527	156,768	156,341

9

Consolidated Balance Sheets
(in thousands) (unaudited)

	September 30, 2017	December 31, 2016
Assets
Real estate	$8,091,894	$7,931,117
Accumulated depreciation	(2,549,197)	(2,421,357)
Net real estate	5,542,697	5,509,760
Cash and cash equivalents	38,780	45,821
Restricted cash	47,565	36,405
Goodwill	37,808	37,808
Other assets	209,914	255,960
Assets of partnerships served by Asset Management business:
Real estate, net	228,830	245,648
Cash and cash equivalents	16,901	15,423
Restricted cash	30,350	33,501
Other assets	16,493	52,492
Total Assets	$6,169,338	$6,232,818

Liabilities and Equity
Non-recourse property debt secured by Aimco Real Estate communities	$3,573,612	$3,648,623
Debt issue costs	(16,944)	(18,347)
Non-recourse property debt, net	3,556,668	3,630,276
Term loan, net	249,252	—
Revolving credit facility borrowings	356,220	17,930
Accrued liabilities and other	207,533	218,937
Liabilities of partnerships served by Asset Management business:
Non-recourse property debt, net	228,382	236,426
Accrued liabilities and other	20,135	62,630
Deferred income [1]	13,922	18,452
Total Liabilities	4,632,112	4,184,651

Preferred noncontrolling interests in Aimco OP	101,537	103,201
Equity:
Perpetual preferred stock	125,000	125,000
Class A Common Stock	1,570	1,569
Additional paid-in capital	3,898,441	4,051,722
Accumulated other comprehensive income	1,898	1,011
Distributions in excess of earnings	(2,572,723)	(2,385,399)
Total Aimco equity	1,454,186	1,793,903
Noncontrolling interests in consolidated real estate partnerships	(2,955)	151,121
Common noncontrolling interests in Aimco OP	(15,542)	(58)
Total equity	1,435,689	1,944,966
Total liabilities and equity	$6,169,338	$6,232,818

[1]
Deferred income primarily represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur. Please refer to the Glossary for information about the Asset Management business and a projection of the timing of income recognition related to the tax credit arrangements.

10

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to Aimco common stockholders	$17,430	$11,176	$44,764	$255,781
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	89,879	80,313	257,409	231,809
Gain on dispositions and other, net of noncontrolling partners’ interest	(5,772)	(5,041)	(7,952)	(224,925)
Income tax provision related to gain on dispositions and other	733	1,959	2,175	4,419
Common noncontrolling interests in Aimco OP’s share of above adjustments	(3,814)	(3,680)	(11,447)	(506)
Amounts allocable to participating securities	(43)	(110)	(122)	(14)
FFO Attributable to Aimco common stockholders	$98,413	$84,617	$284,827	$266,564
Preferred equity redemption related amounts, net of common noncontrolling interests in Aimco OP and participating securities	—	1,877	—	1,877
Pro forma FFO Attributable to Aimco common stockholders	$98,413	$86,494	$284,827	$268,441
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(14,446)	(15,351)	(40,752)	(40,092)
AFFO Attributable to Aimco common stockholders	$83,967	$71,143	$244,075	$228,349

Weighted average common shares outstanding	156,306	156,079	156,290	155,944
Dilutive common share equivalents	529	448	478	397
Total shares and dilutive share equivalents	156,835	156,527	156,768	156,341

Net income attributable to Aimco per common share – diluted	$0.11	$0.07	$0.29	$1.64
FFO per share – diluted	$0.63	$0.54	$1.82	$1.71
Pro forma FFO per share – diluted	$0.63	$0.55	$1.82	$1.72
AFFO per share – diluted	$0.54	$0.45	$1.56	$1.46

11

Supplemental Schedule 2

Funds From Operations and Adjusted Funds From Operations Information					(page 1 of 2)
Three and Nine Months Ended September 30, 2017 Compared to Three and Nine Months Ended September 30, 2016
(consolidated amounts, in thousands) (unaudited)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
	2017 Aimco Share [1]	2017	2016	2017	2016
Real Estate [2]
Rental and other property revenues
Same Store	99.5%	$148,920	$144,864	$441,253	$427,305
Redevelopment and Development	99.8%	47,433	43,481	138,181	126,532
Acquisition	100.0%	5,961	1,740	16,298	3,561
Other Real Estate	100.6%	31,394	30,504	90,887	88,318
Total rental and other property revenues	99.7%	233,708	220,589	686,619	645,716
Property operating expenses
Same Store	99.5%	42,513	43,021	127,574	126,776
Redevelopment and Development	99.8%	16,792	16,908	49,800	48,289
Acquisition	100.0%	2,269	1,193	6,645	2,185
Other Real Estate	100.3%	11,439	11,320	33,160	33,338
Total property operating expenses	99.7%	73,013	72,442	217,179	210,588
Real Estate net operating income	99.8%	160,695	148,147	469,440	435,128

Property management expenses	100.2%	(5,363)	(5,628)	(15,437)	(16,044)
Casualties	99.8%	(2,775)	(2,943)	(7,062)	(5,529)
Other Expense, net	99.1%	(1,419)	277	(2,771)	(970)
Interest expense on non-recourse property debt	99.8%	(43,030)	(44,079)	(128,707)	(131,262)
Interest income	100.0%	1,778	1,917	5,243	5,122
FFO related to Sold and Held for Sale communities	100.0%	—	3,483	—	16,901
Contribution from Real Estate	99.7%	109,886	101,174	320,706	303,346

Asset Management [3]
Net operating income of partnerships served by Asset Management business	104.7%	10,767	10,045	32,440	30,510
Interest expense on non-recourse property debt of partnerships	106.2%	(3,267)	(3,383)	(9,778)	(10,042)
FFO related to Sold and Held for Sale communities	100.0%	(24)	191	238	1,628
Amount available for payment of Asset Management fees	103.8%	7,476	6,853	22,900	22,096
Tax credit income, net	100.0%	2,510	4,452	7,539	13,359
Other income	94.1%	1,994	676	2,876	7,710
Asset management expenses	99.9%	(1,495)	(1,492)	(4,407)	(4,378)
Contribution from Asset Management	101.7%	10,485	10,489	28,908	38,787

General and administrative and investment management expenses	100.0%	(10,529)	(11,615)	(31,599)	(35,529)
Depreciation and amortization related to non-real estate assets	100.0%	(2,691)	(2,760)	(7,685)	(8,159)
Other expense, net [4]	100.0%	(1,205)	(1,206)	(2,976)	(6,345)
Interest expense on corporate borrowings	100.0%	(4,385)	(1,859)	(6,815)	(4,268)
Historic tax credit benefit	100.0%	1,533	2,649	4,629	9,551
Other tax benefits, net	100.0%	4,381	930	11,351	7,740
Preferred dividends and distributions	100.0%	(4,086)	(6,165)	(12,271)	(15,114)
Common noncontrolling interests in Aimco OP	100.0%	(4,634)	(3,871)	(13,611)	(13,025)
Amounts allocated to participating securities	100.0%	(100)	(124)	(298)	(398)
Aimco share of amounts associated with unconsolidated partnerships	[5]	522	440	1,505	2,154
Noncontrolling interests’ share of the above amounts	[5]	(764)	(3,465)	(7,017)	(12,176)
FFO Attributable to Aimco common stockholders		$98,413	$84,617	$284,827	$266,564
Preferred stock redemption related amounts		—	1,877	—	1,877
Pro Forma FFO Attributable to Aimco common stockholders		$98,413	$86,494	$284,827	$268,441
Capital Replacements		(15,310)	(16,327)	(42,552)	(42,668)
Noncontrolling interests’ share of Capital Replacements		864	976	1,800	2,576
AFFO Attributable to Aimco common stockholders		$83,967	$71,143	$244,075	$228,349

Please see the following page for footnote descriptions

12

Supplemental Schedule 2 (continued)

Funds From Operations and Adjusted Funds From Operations Information	(page 2 of 2)

[1]
Represents percentages readers may use to calculate Aimco share of the consolidated amounts presented, based on results for three months ended September 30, 2017. Aimco share of certain items may exceed 100% due to the inclusion of its share of unconsolidated partnership items, which are excluded from the consolidated amounts shown. On June 30, 2017, Aimco reacquired the 47% limited partner interest in the Palazzo joint venture. The three apartment communities held by the joint venture are included in Redevelopment and Development communities. For the remainder of the year, Aimco’s proportionate share of these communities will be 100% and the full year proportionate share of the Redevelopment and Development operating results is expected to approximate 94%. The percentage that may be used for the nine months ended September 30, 2017 is 91.0%. Please refer to the discussion of Aimco Proportionate Financial Information in the Glossary for further information.

[2]
Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to this portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt. The communities included in the Real Estate portfolio are primarily market rate apartment communities.

[3]
Contribution from Asset Management includes: fees and other amounts paid to Aimco from the net operating income of partnerships that own low-income housing tax credit apartment communities less interest expense incurred on non-recourse property debt obligations of the partnerships; income associated with delivery of tax credits to the non-Aimco investors in the partnerships (including amounts received during the period and amounts received in previous periods); and other income less asset management expenses (including certain allocated offsite costs related to the operation of this business).

Aimco estimates net asset value for its Asset Management business as the present value of the future cash flows Aimco expects to receive. Following repayment of such fees and other amounts due to Aimco, residual cash flows generally accrue to the non-Aimco limited partners. A multiple of 5.1x (which multiple may vary over time), may be applied to the annualized third quarter Contribution from Asset Management to arrive at Aimco’s estimate of net asset value of the Asset Management business.

[4]	Other expense, net, which is not allocated to Real Estate or Asset Management generally consists of insurance expense and certain legal costs.
[5]
Represents Aimco share of FFO and Pro forma FFO amounts of its unconsolidated communities and the noncontrolling interest partners’ share of such amounts for consolidated communities. These amounts are included in the calculated percentages shown for Aimco share of the consolidated amounts.

13

Supplemental Schedule 3(a)

Property Net Operating Income - Real Estate
Trailing Five Quarters
(consolidated amounts, in thousands) (unaudited)
		Three Months Ended
	2017 Aimco Share [1]	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Rental and other property revenues
Same Store	99.5%	$148,920	$146,557	$145,776	$145,130	$144,864
Redevelopment and Development	99.8%	47,433	45,659	45,089	44,221	43,481
Acquisition	100.0%	5,961	5,462	4,875	4,106	1,740
Other Real Estate	100.6%	31,394	30,043	29,450	29,656	30,504
Total rental and other property revenues	99.7%	$233,708	$227,721	$225,190	$223,113	$220,589

Property operating expenses
Same Store	99.5%	$42,513	$41,932	$43,129	$39,790	$43,021
Redevelopment and Development	99.8%	16,792	16,750	16,258	15,919	16,908
Acquisition	100.0%	2,269	2,146	2,230	2,192	1,193
Other Real Estate	100.3%	11,439	10,710	11,011	10,500	11,320
Total property operating expenses	99.7%	$73,013	$71,538	$72,628	$68,401	$72,442

Property Net Operating Income
Same Store	99.6%	$106,407	$104,625	$102,647	$105,340	$101,843
Redevelopment and Development	99.8%	30,641	28,909	28,831	28,302	26,573
Acquisition	100.0%	3,692	3,316	2,645	1,914	547
Other Real Estate	100.7%	19,955	19,333	18,439	19,156	19,184
Total Property Net Operating Income	99.8%	$160,695	$156,183	$152,562	$154,712	$148,147

Property net operating income in the table above is presented on a consolidated basis, which includes 100% of consolidated real estate partnership results and excludes the results of unconsolidated real estate partnerships, which are accounted for using the equity method of accounting.

[1]
Represents percentages readers may use to calculate Aimco’s share of the consolidated amounts presented based on results for the three months ended September 30, 2017, which may be used as a proxy for earlier periods shown for Same Store, Acquisition and Other Real Estate. On June 30, 2017, Aimco reacquired the 47% limited partner interest in the joint venture that owns the Palazzo communities, which are included in Redevelopment and Development. Aimco’s proportionate share of Redevelopment and Development property net operating income amounts for the three months ended June 30, 2017 was approximately 87%, and may be used as a proxy for earlier periods shown. Aimco’s share of certain items may exceed 100% due to the inclusion of its share of unconsolidated partnership items, which are excluded from the consolidated amounts shown. Please refer to the discussion of Aimco Proportionate Financial Information in the Glossary for further information.

14

Supplemental Schedule 3(b)

Property Net Operating Income - Sold and Held For Sale Communities
Trailing Five Quarters
(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Sold and Held for Sale Property Net Operating Income [1]
Sold Apartment Communities:
Real Estate	$—	$—	$—	$2,706	$3,532
Asset Management	(36)	52	263	358	273
Total Sold and Held for Sale Property Net Operating Income	$(36)	$52	$263	$3,064	$3,805

[1]
Property net operating income for Sold and Held for Sale communities presented above reflects consolidated, or 100%, amounts and is included in the FFO related to sold and held for sale apartment communities lines on Supplemental Schedule 2.

15

Supplemental Schedule 4

Apartment Home Summary
As of September 30, 2017
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Real Estate Portfolio:
Consolidated
Same Store	92	26,386	26,239
Redevelopment and Development	15	6,375	6,364
Acquisitions	2	578	578
Other Real Estate	28	5,703	5,575
Total Consolidated	137	39,042	38,756
Unconsolidated	4	142	72
Total Real Estate Portfolio	141	39,184	38,828

Asset Management:
Consolidated	39	6,211	n/a
Unconsolidated	7	687	n/a
Total Asset Management	46	6,898	n/a

Total	187	46,082	38,828

Please refer to the Glossary for definitions of Real Estate, each of the subcategories within Real Estate and Asset Management.

16

Supplemental Schedule 5(a)

Capitalization and Financial Metrics
As of September 30, 2017
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics [1]

Debt	Aimco Amounts	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share		Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,490,470	$7,120	$(17,209)	$3,480,381		7.2		4.75%
Floating rate tax-exempt bonds	83,142	—	—	83,142		6.3		2.38%
Total non-recourse property debt	$3,573,612	$7,120	$(17,209)	$3,563,523	[2]	7.1		4.70%
Term loan	250,000	—	—	250,000		0.8		2.59%
Revolving credit facility borrowings	356,220	—	—	356,220		4.3		2.45%
Preferred Equity	226,537	—	—	226,537		40.0	[3]	7.22%
Total Leverage	$4,406,369	$7,120	$(17,209)	$4,396,280		8.2		4.53%
Cash and restricted cash	(86,345)	—	1,065	(85,280)
Securitization trust assets	(79,889)	—	—	(79,889)	[4]
Net Leverage	$4,240,135	$7,120	$(16,144)	$4,231,111

Leverage Ratios [5]
Third Quarter 2017
Debt to Adjusted EBITDA		6.9x
Debt and Preferred Equity to Adjusted EBITDA		7.3x
Adjusted EBITDA to Adjusted Interest		3.4x
Adjusted EBITDA to Adjusted Interest and Preferred Dividends		3.1x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Fixed Charge Coverage Ratio	1.99x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]
Aimco excludes the non-recourse property debt obligations of consolidated partnerships served by the Asset Management business from its net leverage calculations, because they are not Aimco’s obligations and have limited effect on the amount of fees and other payments Aimco expects to receive. This non-recourse debt begins maturing in 2020, with 25.8% of the balance at September 30, 2017 maturing after 2026.

[2]
Represents the carrying amount of Aimco’s debt. At September 30, 2017, Aimco’s debt had a mark-to-market liability of $62.3 million. Aimco computed the fair value of its debt utilizing a Money-Weighted Average Interest Rate on its fixed-rate property debt of 4.15%, which rate takes into account the timing of amortization and maturities, and a market rate of 3.75% that considers the duration of the existing property debt using a similar lending source, the loan-to-value and coverage, as well as timing of amortization and maturities.

[3]	Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average of its total leverage assuming a 40-year maturity for its Preferred Equity.
[4]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $79.9 million, and are included in other assets on Aimco’s Consolidated Balance Sheet at September 30, 2017. The amount of these investments effectively reduces Aimco’s leverage.

[5]
Please refer to the Glossary for discussion of Aimco’s leverage ratios, which are computed using Aimco share of debt, as well as reconciliations of the inputs to the calculation to the nearest GAAP measures.

17

Supplemental Schedule 5(b)

As of September 30, 2017
Capitalization and Financial Metrics
(share, unit and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2017 4Q	$19,320	$116,474		$135,794		3.36%	6.14%
Total 2017	19,320	116,474		135,794		3.36%	6.14%

2018 1Q	18,468	127,073		145,541		3.67%	3.88%
2018 2Q	18,387	28,279		46,666		0.82%	5.26%
2018 3Q	18,657	—		18,657		—%	—%
2018 4Q	19,629	35,530		55,159		1.03%	4.15%
Total 2018	75,141	190,882		266,023		5.52%	4.13%

2019	71,641	480,116		551,757		13.87%	5.62%
2020	65,177	296,913		362,090		8.57%	6.13%
2021	49,656	635,258	[1]	684,914		18.35%	5.20%
2022	39,299	233,439		272,738		6.74%	4.77%
2023	29,766	138,089		167,855		3.99%	4.86%
2024	24,560	127,483		152,043		3.68%	3.38%
2025	21,874	187,447		209,321		5.41%	3.53%
2026	16,767	155,244		172,011		4.48%	3.34%
Thereafter	257,962	230,163		488,125		6.65%	3.34%
Total	$671,163	$2,791,508		$3,462,671
Securitization Trust Assets				100,852	[1]
Aimco share non-recourse property debt				$3,563,523

Preferred Equity

	Shares/Units Outstanding as of September 30, 2017	Date First Available for Redemption by Aimco	Coupon	Amount
Class A Perpetual Preferred Stock	5,000	5/17/2019	6.875%	$125,000

Preferred Partnership Units	3,822		7.634%	101,537
Total Preferred Equity			7.215%	$226,537

Common Stock, Partnership Units and Equivalents

As of
September 30, 2017
Class A Common Stock outstanding	156,311
Participating unvested restricted stock	160
Dilutive options, share equivalents and non-participating unvested restricted stock	628
Total shares and dilutive share equivalents	157,099
Common Partnership Units and equivalents	7,355
Total shares, units and dilutive share equivalents	164,454

[1]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $736.1 million to $635.3 million, or 18.4% of total non-recourse property debt outstanding at September 30, 2017.

18

Supplemental Schedule 6(a)

Same Store Operating Results
Third Quarter 2017 Compared to Third Quarter 2016
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	3Q 2017	3Q 2016	Growth	3Q 2017	3Q 2016	Growth	3Q 2017	3Q 2016	Growth	3Q 2017	3Q 2017	3Q 2016	3Q 2017	3Q 2016

Atlanta	5	817	817	$4,350	$4,137	5.1%	$1,624	$1,712	(5.1%)	$2,726	$2,425	12.4%	62.7%	96.2%	94.9%	$1,846	$1,779
Bay Area	7	1,328	1,328	11,699	11,443	2.2%	2,849	2,897	(1.7%)	8,850	8,546	3.6%	75.6%	96.7%	94.6%	3,036	3,037
Boston	12	4,173	4,173	20,277	19,779	2.5%	6,574	6,654	(1.2%)	13,703	13,125	4.4%	67.6%	95.7%	96.5%	1,692	1,637
Chicago	9	2,882	2,882	14,453	13,922	3.8%	4,436	4,286	3.5%	10,017	9,636	4.0%	69.3%	96.8%	95.1%	1,727	1,693
Denver	7	1,925	1,886	9,189	8,917	3.1%	2,309	2,196	5.1%	6,880	6,721	2.4%	74.9%	96.3%	95.4%	1,686	1,651
Greater New York	9	496	496	4,403	4,366	0.8%	1,549	1,564	(1.0%)	2,854	2,802	1.9%	64.8%	94.4%	94.7%	3,135	3,100
Greater Washington, DC	12	5,085	5,057	23,793	23,309	2.1%	7,483	7,550	(0.9%)	16,310	15,759	3.5%	68.5%	95.9%	96.4%	1,635	1,594
Los Angeles	10	2,965	2,964	23,383	22,516	3.9%	4,754	5,084	(6.5%)	18,629	17,432	6.9%	79.7%	95.5%	95.9%	2,755	2,641
Miami	3	873	873	5,628	5,495	2.4%	1,486	1,597	(7.0%)	4,142	3,898	6.3%	73.6%	94.9%	95.5%	2,265	2,196
Philadelphia	3	1,320	1,241	6,074	6,133	(1.0%)	2,066	2,139	(3.4%)	4,008	3,994	0.4%	66.0%	95.1%	95.6%	1,715	1,722
San Diego	6	2,001	2,001	11,438	10,957	4.4%	2,950	2,935	0.5%	8,488	8,022	5.8%	74.2%	97.0%	96.3%	1,966	1,895
Seattle	2	239	239	1,637	1,567	4.5%	515	516	(0.2%)	1,122	1,051	6.8%	68.5%	96.7%	96.1%	2,361	2,274
Other Markets	7	2,282	2,282	11,883	11,586	2.6%	3,694	3,646	1.3%	8,189	7,940	3.1%	68.9%	95.6%	95.0%	1,815	1,782
Total	92	26,386	26,239	$148,207	$144,127	2.8%	$42,289	$42,776	(1.1%)	$105,918	$101,351	4.5%	71.5%	96.0%	95.8%	$1,962	$1,912

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment. Please refer to the Glossary for a reconciliation of the Same Store operating results shown above to Aimco’s measure of segment performance, Proportionate Property Net Operating Income.

19

Supplemental Schedule 6(b)

Same Store Operating Results
Third Quarter 2017 Compared to Second Quarter 2017
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	3Q 2017	2Q 2017	Growth	3Q 2017	2Q 2017	Growth	3Q 2017	2Q 2017	Growth	3Q 2017	3Q 2017	2Q 2017	3Q 2017	2Q 2017

Atlanta	5	817	817	$4,350	$4,199	3.6%	$1,624	$1,783	(8.9%)	$2,726	$2,416	12.8%	62.7%	96.2%	94.8%	$1,846	$1,807
Bay Area	7	1,328	1,328	11,699	11,547	1.3%	2,849	2,828	0.7%	8,850	8,719	1.5%	75.6%	96.7%	96.0%	3,036	3,020
Boston	12	4,173	4,173	20,277	19,901	1.9%	6,574	6,541	0.5%	13,703	13,360	2.6%	67.6%	95.7%	95.3%	1,692	1,668
Chicago	9	2,882	2,882	14,453	14,219	1.6%	4,436	4,452	(0.4%)	10,017	9,767	2.6%	69.3%	96.8%	96.9%	1,727	1,697
Denver	7	1,925	1,886	9,189	8,883	3.4%	2,309	2,103	9.8%	6,880	6,780	1.5%	74.9%	96.3%	95.9%	1,686	1,637
Greater New York	9	496	496	4,403	4,456	(1.2%)	1,549	1,454	6.5%	2,854	3,002	(4.9%)	64.8%	94.4%	95.9%	3,135	3,124
Greater Washington, DC	12	5,085	5,057	23,793	23,473	1.4%	7,483	7,096	5.5%	16,310	16,377	(0.4%)	68.5%	95.9%	96.4%	1,635	1,606
Los Angeles	10	2,965	2,964	23,383	23,050	1.4%	4,754	5,061	(6.1%)	18,629	17,989	3.6%	79.7%	95.5%	95.7%	2,755	2,709
Miami	3	873	873	5,628	5,622	0.1%	1,486	1,675	(11.3%)	4,142	3,947	4.9%	73.6%	94.9%	95.5%	2,265	2,249
Philadelphia	3	1,320	1,241	6,074	5,992	1.4%	2,066	1,957	5.6%	4,008	4,035	(0.7%)	66.0%	95.1%	95.5%	1,715	1,686
San Diego	6	2,001	2,001	11,438	11,250	1.7%	2,950	2,759	6.9%	8,488	8,491	—%	74.2%	97.0%	97.1%	1,966	1,931
Seattle	2	239	239	1,637	1,630	0.4%	515	544	(5.3%)	1,122	1,086	3.3%	68.5%	96.7%	97.3%	2,361	2,337
Other Markets	7	2,282	2,282	11,883	11,639	2.1%	3,694	3,472	6.4%	8,189	8,167	0.3%	68.9%	95.6%	94.6%	1,815	1,797
Total	92	26,386	26,239	$148,207	$145,861	1.6%	$42,289	$41,725	1.4%	$105,918	$104,136	1.7%	71.5%	96.0%	95.9%	$1,962	$1,932

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment. Please refer to the Glossary for a reconciliation of the Same Store operating results shown above to Aimco’s measure of segment performance, Proportionate Property Net Operating Income.

20

Supplemental Schedule 6(c)

Same Store Operating Results
Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Share of Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	YTD 3Q 2017	YTD 3Q 2016	Growth	YTD 3Q 2017	YTD 3Q 2016	Growth	YTD 3Q 2017	YTD 3Q 2016	Growth	YTD 3Q 2017	YTD 3Q 2017	YTD 3Q 2016	YTD 3Q 2017	YTD 3Q 2016

Atlanta	5	817	817	$12,739	$12,198	4.4%	$5,097	$5,217	(2.3%)	$7,642	$6,981	9.5%	60.0%	95.6%	94.9%	$1,813	$1,747
Bay Area	7	1,328	1,328	34,713	33,938	2.3%	8,698	8,696	—%	26,015	25,242	3.1%	74.9%	96.2%	95.4%	3,020	2,976
Boston	12	4,173	4,173	60,241	57,848	4.1%	20,245	20,056	0.9%	39,996	37,792	5.8%	66.4%	95.5%	96.7%	1,679	1,593
Chicago	9	2,882	2,882	42,845	41,450	3.4%	13,363	13,444	(0.6%)	29,482	28,006	5.3%	68.8%	96.9%	96.1%	1,704	1,663
Denver	7	1,925	1,886	26,825	26,054	3.0%	6,870	6,499	5.7%	19,955	19,555	2.0%	74.4%	95.7%	95.6%	1,651	1,605
Greater New York	9	496	496	13,294	12,979	2.4%	4,606	4,482	2.8%	8,688	8,497	2.2%	65.4%	95.3%	95.0%	3,125	3,061
Greater Washington, DC	12	5,085	5,057	70,615	68,952	2.4%	21,580	21,584	—%	49,035	47,368	3.5%	69.4%	96.3%	96.3%	1,611	1,573
Los Angeles	10	2,965	2,964	69,340	66,747	3.9%	14,907	15,082	(1.2%)	54,433	51,665	5.4%	78.5%	95.7%	96.0%	2,717	2,607
Miami	3	873	873	16,786	16,217	3.5%	4,726	4,797	(1.5%)	12,060	11,420	5.6%	71.8%	95.4%	96.5%	2,239	2,139
Philadelphia	3	1,320	1,241	18,233	18,131	0.6%	6,189	6,236	(0.8%)	12,044	11,895	1.3%	66.1%	95.2%	95.4%	1,715	1,701
San Diego	6	2,001	2,001	33,719	32,071	5.1%	8,411	8,320	1.1%	25,308	23,751	6.6%	75.1%	97.0%	96.5%	1,931	1,846
Seattle	2	239	239	4,832	4,498	7.4%	1,602	1,550	3.4%	3,230	2,948	9.6%	66.8%	96.5%	96.6%	2,329	2,166
Other Markets	7	2,282	2,282	34,933	34,045	2.6%	10,635	10,571	0.6%	24,298	23,474	3.5%	69.6%	94.9%	94.4%	1,793	1,757
Total	92	26,386	26,239	$439,115	$425,128	3.3%	$126,929	$126,534	0.3%	$312,186	$298,594	4.6%	71.1%	95.9%	96.0%	$1,938	$1,876

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment. Please refer to the Glossary for a reconciliation of the Same Store operating results shown above to Aimco’s measure of segment performance, Proportionate Property Net Operating Income.

21

Supplemental Schedule 6(d)

Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	3Q 2017	% of Total	3Q 2016	$ Change	% Change
Operating expenses [1]	$19,502	46.1%	$19,910	$(408)	(2.0%)
Real estate taxes	12,972	30.7%	12,892	80	0.6%
Utilities [2]	8,224	19.4%	8,035	189	2.4%
Insurance	1,591	3.8%	1,939	(348)	(17.9%)
Total	$42,289	100.0%	$42,776	$(487)	(1.1%)

Sequential Comparison

	3Q 2017	% of Total	2Q 2017	$ Change	% Change
Operating expenses [1]	$19,502	46.1%	$19,258	$244	1.3%
Real estate taxes	12,972	30.7%	13,518	(546)	(4.0%)
Utilities [2]	8,224	19.4%	7,630	594	7.8%
Insurance	1,591	3.8%	1,319	272	20.6%
Total	$42,289	100.0%	$41,725	$564	1.4%

Year-To-Date Comparison

	YTD 3Q 2017	% of Total	YTD 3Q 2016	$ Change	% Change
Operating expenses [1]	$57,306	45.2%	$58,076	$(770)	(1.3%)
Real estate taxes	40,382	31.8%	39,104	1,278	3.3%
Utilities [2]	24,497	19.3%	24,037	460	1.9%
Insurance	4,744	3.7%	5,317	(573)	(10.8%)
Total	$126,929	100.0%	$126,534	$395	0.3%

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs and other property related operating expenses.
[2]
Aimco’s residents reimburse Aimco for the cost of utilities. These costs are included in rental and other property revenue on Aimco’s consolidated statements of operations. These reimbursements for the three months ended September 30, 2017, September 30, 2016 and June 30, 2017 were $5.2 million, $5.1 million, and $4.8 million, respectively, and for the nine months ended September 30, 2017 and 2016 were $15.1 million and $15.2 million, respectively.

The operating expense information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment operating expenses. Please refer to the Glossary for a reconciliation of the total Same Store operating expense information shown above to Aimco’s measure of segment performance, Real Estate Proportionate Property Net Operating Income.

22

Supplemental Schedule 7(a)

Real Estate Portfolio Data by Market
Third Quarter 2017 Compared to Third Quarter 2016
(unaudited)

	Quarter Ended September 30, 2017					Quarter Ended September 30, 2016
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home

Atlanta	5	817	817	1.7%	$1,772	8	1,497	1,483	2.8%	$1,548
Bay Area	16	3,236	3,236	11.9%	2,926	16	3,236	3,236	10.3%	2,786
Boston	15	4,689	4,689	11.0%	1,909	15	4,689	4,689	9.7%	1,748
Chicago	10	3,246	3,246	6.8%	1,730	10	3,246	3,246	7.2%	1,695
Denver	8	2,065	2,026	4.5%	1,671	8	2,065	2,026	4.9%	1,635
Greater New York	18	1,040	1,040	3.7%	3,389	18	1,040	1,040	4.0%	3,328
Greater Washington, DC	14	5,478	5,430	11.0%	1,639	14	5,478	5,430	11.6%	1,604
Los Angeles	13	4,347	4,346	17.8%	2,986	13	4,347	3,696	15.4%	2,805
Miami	5	2,640	2,629	6.8%	2,297	5	2,604	2,593	7.5%	2,307
Philadelphia	6	3,239	3,160	6.8%	1,964	7	3,966	3,887	7.6%	1,780
San Diego	12	2,423	2,353	6.8%	1,917	12	2,423	2,353	7.0%	1,850
Seattle	2	239	239	0.7%	2,361	2	239	239	0.7%	2,274
Other Markets	17	5,725	5,617	10.5%	1,608	17	5,725	5,617	11.3%	1,595
Total [1]	141	39,184	38,828	100.0%	$2,075	145	40,555	39,535	100.0%	$1,954

[1]
Real Estate portfolio information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented. Aimco’s portfolio at September 30, 2017, included four communities owned by unconsolidated real estate partnerships. Aimco’s portfolio at September 30, 2016, included the same four communities owned by unconsolidated real estate partnerships and four apartment communities that have been sold.

23

Supplemental Schedule 7(b)

Real Estate Portfolio Data by Market
Second Quarter 2017 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality, and that is diversified across the largest markets in the U.S. Please refer to the Glossary for a description of Aimco Portfolio Quality Ratings. The schedule below illustrates Aimco’s Real Estate portfolio quality based on 2Q 2017 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 27 years. Please see the Glossary for further information.

	Quarter Ended June 30, 2017
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Rent per Aimco Apartment Home [2]	Market Rent [3]	Percentage of Market Rent Average	Average Age of Apartment Communities
Atlanta	5	817	817	1.6%	$1,582	$1,023	154.6%	22
Bay Area	16	3,236	3,236	11.9%	2,674	2,695	99.2%	20
Boston	15	4,689	4,689	10.8%	1,723	2,065	83.4%	30
Chicago	10	3,246	3,246	6.8%	1,492	1,264	118.0%	22
Denver	8	2,065	2,026	4.6%	1,436	1,170	122.7%	22
Greater New York	18	1,040	1,040	4.0%	3,192	3,001	106.4%	87
Greater Washington, DC	14	5,478	5,430	11.3%	1,474	1,656	89.0%	48
Los Angeles [4]	13	4,347	4,346	17.2%	2,735	1,741	157.1%	12
Miami	5	2,638	2,627	6.8%	2,016	1,368	147.4%	24
Philadelphia	6	3,244	3,165	6.9%	1,707	1,219	140.0%	31
San Diego	12	2,423	2,353	6.4%	1,695	1,643	103.2%	26
Seattle	2	239	239	0.7%	2,051	1,581	129.7%	3
Other Markets	17	5,725	5,617	11.0%	1,407	1,246	112.9%	28
Total	141	39,187	38,831	100.0%	$1,854	$1,651	112.3%	27

[1]
The portfolio information presented above includes all Real Estate apartment communities in which Aimco held an equity interest as of September 30, 2017, which included four apartment communities owned by unconsolidated real estate partnerships.

[2]	Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.
[3]	2Q 2017 per REIS.
[4]
On June 30, 2017, Aimco reacquired the 47% limited partner interest in the Palazzo joint venture, which holds three apartment communities in Los Angeles. The information above has been adjusted to reflect the Palazzo reacquisition as if it had closed on April 1, 2017.

24

Supplemental Schedule 8

Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Real Estate Disposition and Acquisition Activity

Year-to-Date 2017 Dispositions

Aimco did not sell any apartment communities from its Real Estate portfolio during the nine months ended September 30, 2017.

Year-to-Date 2017 Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price
Palazzo [1]	Los Angeles, CA	June	1,382	$451.5

[1]
Aimco reacquired the 47% limited partner interest in the Palazzo joint venture and now wholly owns the partnership and the three underlying apartment communities. The purchase price reflects Aimco’s assumption of the limited partner’s share of existing non-recourse property debt of $140.5 million and Aimco’s payment of $311.0 million of cash funded primarily with a term loan.

Asset Management Business Disposition Activity

Year-to-Date 2017 Asset Management Dispositions

Partnerships served by the Asset Management business sold two apartment communities for net proceeds of $5.0 million during the nine months ended September 30, 2017.

25

Supplemental Schedule 9

Real Estate Capital Additions Information
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition. Please see the Glossary for further descriptions.

	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Capital Additions [1]
Capital Replacements
Buildings and grounds	$7,478	$23,359
Turnover capital additions	2,335	5,943
Capitalized site payroll and indirect costs	1,308	3,363
Capital Replacements	11,121	32,665
Capital Improvements	3,906	12,050
Property Upgrades	34,893	85,670
Redevelopment [2]	30,619	115,444
Development	2,646	5,783
Casualty	2,863	6,700
Total [3]	$86,048	$258,312

Total apartment homes	39,042	39,042
Capital Replacements per apartment home	$285	$837

[1]
Includes capital additions to Aimco’s Real Estate portfolio. This information is presented on a consolidated basis, which includes 100% of consolidated real estate partnership capital additions and excludes the capital additions made by unconsolidated real estate partnerships, which are accounted for using the equity method of accounting. Aimco’s share of capital additions for the nine months ended September 30, 2017 included $32.0 million of Capital Replacements, $11.8 million of Capital Improvements, $84.9 million of Property Upgrades, $111.2 million of Redevelopment, $5.8 million of Development, and $6.7 million of Casualty.

[2]
Redevelopment spending in this schedule includes amounts for larger projects presented within Supplemental Schedule 10 and also includes spending related to other projects that are not presented in Supplemental Schedule 10.

[3]	For the three and nine months ended September 30, 2017, capital additions for Aimco’s Real Estate portfolio include $1.8 million and $5.9 million of capitalized interest costs, respectively.

26

Supplemental Schedule 10

Redevelopment and Development Portfolio											(Page 1 of 4)
As of September 30, 2017
(dollars in millions, except per home information) (unaudited)
			Number of Apartment Homes		Percentage of Completed Homes Leased	Estimated Net Investment	Inception-to-Date Net Investment			Average Revenue per Apartment Home Redeveloped or Constructed
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Completed				Expected Occupancy Stabilization [1]	Expected NOI Stabilization [1]	Prior to Investment	Expected Stabilized	Expected Incremental Commercial Revenue
Under Redevelopment or Development
Bay Parc Plaza	Miami, FL	471	[2]	[2]	[2]	$16.0	$9.1	[2]	[2]	$2,036	$2,185	$0.1
Calhoun Beach Club	Minneapolis, MN	332	275	48	71%	28.7	5.1	[3]	[3]	2,718	3,200	—
Flamingo South Beach	Miami, FL	1,296	[4]	[4]	[4]	9.7	1.2	[4]	[4]	2,496	2,535	—
Palazzo at Park La Brea	Los Angeles, CA	521	389	259	94%	24.5	15.3	2Q 2020	3Q 2021	3,259	3,750	—
Palazzo East at Park La Brea	Los Angeles, CA	611	611	—	—%	28.0	0.6	4Q 2020	1Q 2022	3,428	3,655	—
Parc Mosaic	Boulder, CO	226	226	—	—%	117.0	19.2	4Q 2020	1Q 2022	n/a	3,100	—
Park Towne Place	Philadelphia, PA	943	943	694	87%	176.0	135.0	1Q 2019	2Q 2020	1,689	2,640	0.2
Saybrook Pointe	San Jose, CA	324	324	205	98%	18.3	13.7	1Q 2019	2Q 2020	2,660	2,960	—
Yorktown	Lombard, IL	364	292	137	86%	25.7	16.8	[3]	[3]	1,577	2,160	—

Lease-up complete, NOI stabilization period
One Canal	Boston, MA	310	310	310		195.0	194.8	1Q 2017	2Q 2018	n/a	3,865	1.1
The Sterling	Philadelphia, PA	534	534	534		71.5	70.6	3Q 2017	4Q 2018	2,015	2,685	1.2

Total		5,932	3,904	2,187		$710.4	$481.4

[1]
Redevelopments provide Aimco with the flexibility to align the timing of the completed apartment homes with market demand. As such, expected occupancy stabilization and expected NOI stabilization dates may change as market conditions evolve.

[2]	This phase of redevelopment encompasses common area, amenity improvements and the creation of a new retail space.
[3]	In response to market conditions, during the quarter, Aimco decided to pause redevelopment activities and will reassess an appropriate time to resume redevelopment activity.
[4]	This phase of the redevelopment encompasses common areas and security system upgrades.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

27

Supplemental Schedule 10 (Continued)

Redevelopment and Development Valuation Information							(Page 2 of 4)
(dollars in millions) (unaudited)

	Three Months Ended September 30, 2017				Nine Months Ended September 30, 2017
	Occupancy Stabilized Communities		Communities Under Construction or in Lease-up	Total Redevelopment and Development Portfolio	Occupancy Stabilized Communities	Communities Under Construction or in Lease-up	Total Redevelopment and Development Portfolio
Proportionate Property NOI [1]
Proportionate Property NOI	$6.6		$24.0	$30.6	$18.1	$62.3	$80.4

Occupancy stabilized communities
Annualized third quarter 2017 Proportionate Property NOI	$26.4
Range of applicable NOI capitalization rates	4.50% - 5.00%	[2]

Communities under construction or in lease-up
Estimated pre-redevelopment Proportionate Property NOI	$102.5

Inception-to-date net investment - Aimco share	$216.0
Projected NOI yield on incremental investment at stabilization	6.1%
Projected proportionate incremental stabilized property NOI	$13.2

Total estimated post redevelopment Proportionate Property NOI	$115.7

Range of applicable NOI capitalization rates	4.30% - 4.70%	[3]

[1]
The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment. Please refer to the Glossary for a reconciliation of the Redevelopment and Development operating results shown above to Aimco’s measure of segment performance, Proportionate Property NOI. Proportionate Property NOI for the nine months ended September 30, 2017, includes the Palazzo communities at 53% for the six months ended June 30, 2017. Aimco reacquired the 47% limited partner interest in the joint venture on June 30, 2017 and now owns 100% of these communities.

[2]
Occupancy stabilized communities includes Pacifica Park, a 104 home community in the Bay Area, Vivo, a 91 home community in Cambridge, Massachusetts, One Canal, a 310 home community in Boston, Massachusetts and The Sterling, a 534 home community in Philadelphia, Pennsylvania. Average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for First Half 2017, NOI capitalization rates for this set of communities could range from 4.50% - 5.00%.

[3]
Communities are located in high-quality submarkets in Boston, Boulder, Center City Philadelphia, Chicago, Los Angeles, Miami and San Jose. Projected stabilized average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for First Half 2017, NOI capitalization rates for this set of communities could range from 4.30% - 4.70%.

Aimco estimates the fair value of occupancy stabilized communities by annualizing the most recent quarter’s Proportionate Property NOI and applying an appropriate capitalization rate. Aimco estimates the fair value for the communities under construction or in lease-up by discounting projected future cash flows through community stabilization. See Aimco’s March 31, 2017 NAV Presentation on Aimco’s website at www.aimco.com/investors for additional information. The fair value of these communities could also be derived by applying an appropriate capitalization rate to estimated post redevelopment Proportionate Property NOI. The post redevelopment Proportionate Property NOI may be calculated as the combination of Pre-redevelopment Proportionate Property NOI (defined on the next page) and the projected proportionate incremental stabilized property NOI as estimated based on the projected yield on current inception-to-date investment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

28

Supplemental Schedule 10 (Continued)
Redevelopment and Development Portfolio	(Page 3 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Expected Occupancy Stabilization - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
Expected NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, excluding rent and other rental income from commercial leases (which are presented separately on page 1 of this schedule). Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project. These projections consider factors including but not limited to: current rent; other rental income expectations; and revenue achievement to date as compared to current market rents.

Pre-redevelopment Proportionate Property NOI - estimated by applying (a) market revenue and expense growth rates derived from third-party information for the period immediately preceding construction through the current period to (b) Proportionate Property NOI results immediately preceding construction.

Projected Net Operating Income Yield on Incremental Investment at Stabilization - for redevelopment projects, represents projected stabilized incremental net operating income (including commercial lease income) as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Occupancy Stabilized Communities - includes communities classified as part of Redevelopment and Development for which construction has been completed, but for which the requirements to be reclassified into Same Store have not yet been met. Please refer to the definition of Same Store in the Glossary.

Communities Under Construction or in Lease-up - represents communities classified as part of Redevelopment and Development and included in Supplemental Schedule 10, as well as other communities classified as Redevelopment and Development that are smaller in scope and therefore not included in Supplemental Schedule 10.

29

Supplemental Schedule 10 (Continued)

Redevelopments and Development	(Page 4 of 4)

Bay Parc Plaza Apartments Miami, FL
The current phase of the redevelopment includes: improvements to the leasing and lobby areas; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck. The current phase of the redevelopment is expected to be completed in first quarter 2018. The second phase of the redevelopment is expected to include upgrades to all of the apartment homes within the community.

Calhoun Beach Club Minneapolis, MN
The community includes a 12-story building with 275 homes and 38,000 square feet of commercial and retail space on the first two floors, and a 9-story building with 57 homes that is registered as a historic building. During first quarter, Aimco commenced an initial phase of redevelopment, which includes upgrading the 275 homes and common areas with luxury finishes and creating limited access penthouse homes with an exclusive common area on the top two floors of the 12-story building. In response to market conditions, during the third quarter, Aimco decided to pause redevelopment activities and will reassess an appropriate time to resume redevelopment activity.

Flamingo South Beach Miami, FL
The current phase of the redevelopment includes the full upgrade of the property-wide security systems, including biometrics and destination elevators, and upgrade of the common areas of the center tower and mid-rise building. The second phase of the redevelopment is expected to include upgrades to the apartment homes in the center tower and mid-rise building.

Palazzo at Park La Brea Los Angeles, CA
The phased redevelopment began in 2012 with completion of enhancements of the fitness center and spa in 2013. In 2014, Aimco completed the upgrade of 77 fourth floor penthouses. The current phase of the project includes the renovation of 389 apartment homes on the first three floors, or 75% of the homes in the community, and enhancements to the corridors on these floors. Aimco slowed the construction pace to better align the delivery of completed apartment homes with market demand.

As Aimco evaluates the success of the project and other investment alternatives, Aimco may redevelop the remaining 55 penthouse homes.

Palazzo East at Park La Brea Los Angeles, CA
The current phase of the redevelopment includes renovation of the apartment homes to distinguish the community from Palazzo at Park La Brea and Villas at Park La Brea. The redevelopment also includes updated elevator lobbies and corridors. Aimco will complete the redevelopment of the common areas before beginning renovation of the apartment homes.

Parc Mosaic Boulder, CO
This is a ground-up development of a 226 apartment home community. Aimco commenced de-leasing of the existing property during the third quarter and will commence construction in the fourth quarter with completion anticipated in late 2019.

Park Towne Place Philadelphia, PA
Aimco is redeveloping the four towers at this community, one at a time. During third quarter, Aimco completed construction of the third tower, which is now 74% leased at rates consistent with underwriting. The success of the first three towers led Aimco to proceed with redevelopment of the fourth and final tower. De-leasing is now underway and construction is scheduled to commence in the fourth quarter.

The estimated $176.0 million net investment for the approved phases represents a gross investment of $219.7 million, reduced by $43.7 million of historic tax credits.

Saybrook Pointe San Jose, CA	The redevelopment includes redesigning kitchens, new flooring, and upgrading lighting fixtures within the apartment home interiors and upgrades to all amenities at the community.
Yorktown Apartment Homes Lombard, IL
The redevelopment includes modernization of the common areas, expansion of the fitness center, and lobby renovation. The renovation of the apartment homes includes upgraded finishes and creation of open living spaces. In response to market conditions, during the third quarter, Aimco decided to pause redevelopment activities and will reassess an appropriate time to resume redevelopment activity.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 96% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.
Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.
Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.
ASSET MANAGEMENT: Asset Management refers generally to the activities Aimco performs in its role as general partner in partnerships holding low-income housing tax credit apartment communities, and which are structured to provide for the pass-through of tax credits and deductions to their partners. Aimco holds nominal ownership positions in these partnerships, generally less than 1%. In its role, Aimco provides asset management and other services to these partnerships and receives fees and other payments in return. To the extent the amounts due Aimco are not paid currently, the balances accrue and are satisfied from the partnerships’ future operating or liquidating cash flow. Aimco also recognizes tax credit income as the tax credits and tax deductions are delivered to the partners and is generally responsible for ensuring the underlying apartment communities comply with the requirements to earn low-income housing tax credits. Aimco’s relationship with these partnerships is different than real estate ownership and is better described as an Asset Management business. Aimco has limited upside or downside exposure. Aimco values the Asset Management business at the discounted future cash flows it expects to receive.
Aimco consolidates most of these partnerships and their underlying apartment communities under GAAP. Aimco’s share of the results of operations of these apartment communities was approximately 95% at September 30, 2017 (inclusive of unconsolidated communities) and represents cash flows from operations that are currently available to pay fees and other amounts due under the contractual agreements.

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Under the tax credit agreements, Aimco will receive additional semi-annual cash contributions totaling $12.6 million through 2019. As of September 30, 2017, Aimco also had $4.7 million of net unamortized deferred income related to cash contributions previously received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements.

	Cash Contributions To Be Received	Amortization of Deferred Tax Credit Income	Expense	Projected Income
2017 4Q	$2,475	$194	$(150)	$2,519
2018	5,528	397	(310)	5,615
2019	4,597	(724)	(213)	3,660
2020	—	2,511	(133)	2,378
2021	—	1,370	(96)	1,274
Thereafter	—	1,972	(100)	1,872
Total	$12,600	$5,720	$(1,002)	$17,318
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems and other investments that are consequential in nature.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado, flood or fire.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.
REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
CONTRIBUTION FROM ASSET MANAGEMENT: As presented in Supplemental Schedule 2, Contribution from Asset Management consists of fees and other amounts paid to Aimco from the net operating income of partnerships that own low-income housing tax credit apartment communities less interest expense incurred on non-recourse property debt obligations of the partnerships; income associated with delivery of tax credits to the non-Aimco investors in the partnerships (including amounts received during the period and amounts received in previous periods); and other income; less asset management expenses (including certain allocated offsite costs related to the operation of this business).

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CONTRIBUTION FROM REAL ESTATE: As presented in Supplemental Schedule 2, Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to the Real Estate portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering these communities, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.
FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.
FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect net income attributable to Aimco common stockholders computed in accordance with GAAP. Aimco excludes preferred equity redemption related amounts (gains or losses) from its computation of Pro forma FFO because such amounts are not representative of operating performance.
AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests) and is Aimco’s primary measure of current period performance.
FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s guidance:

(dollars per share) (unaudited)	Fourth Quarter	Full Year
	2017	2017
Net income	$2.74	$3.03
Depreciation, net	0.57	2.13
Gain on disposition of real estate, net of tax	(2.69)	(2.72)
Pro forma FFO	0.62	2.44
Capital Replacements, net	(0.06)	(0.32)
AFFO	$0.56	$2.12

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LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Debt and Preferred Equity to Adjusted EBITDA to be below 7.0x and the ratio of Adjusted EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to Adjusted EBITDA and Adjusted EBITDA Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.
Aimco leverage includes Aimco’s share of long-term, non-recourse property debt secured by apartment communities in the Real Estate portfolio, a one-year term loan, outstanding borrowings under its revolving credit facility, and outstanding preferred equity. Aimco leverage excludes non-recourse property debt obligations of consolidated partnerships served by the Asset Management business (described further under the Asset Management definition, above). The value of the Asset Management business is attributed to the fees paid to Aimco from the operation and liquidation of the underlying partnerships, and the non-recourse property debt obligations of the partnerships in this business are not Aimco’s obligations and have limited effect on the amount of fees and other amounts Aimco expects to receive under the contractual agreements. Aimco reconciles consolidated balances to Aimco’s net leverage on Supplemental Schedule 5(a).
Aimco calculates its leverage ratios based on current quarter amounts, annualized.
ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (ADJUSTED EBITDA): Adjusted EBITDA represents Aimco’s share of the consolidated amount of Aimco net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•
Adjusted Interest Expense, defined above, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s indebtedness with that of other companies in the real estate industry;

•
preferred dividends, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•
income taxes, to allow investors to measure Aimco’s performance independent of income taxes, which may vary significantly from other companies within Aimco’s industry due to leverage and tax planning strategies, among other factors;

•
depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in the discussion of FFO, Pro forma FFO and AFFO above; and

•
other items, including gains on dispositions of non-depreciable assets, as these are items that periodically affect Aimco operations, but that are not necessarily representative of Aimco’s ability to service its debt obligations.

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A reconciliation of net income attributable to Aimco Common Stockholders to Adjusted EBITDA for Aimco’s Real Estate portfolio for the three months ended September 30, 2017 is as follows:

(in thousands) (unaudited)	Three Months Ended September 30, 2017
Net income attributable to Aimco Common Stockholders	$17,430
Adjustments:
Adjusted Interest Expense	43,354
Income tax benefit	(4,870)
Depreciation and amortization, net of noncontrolling interest	92,569
Gains on disposition and other, net of income taxes and noncontrolling partners’ interests	(5,039)
Preferred stock dividends	2,148
Net income attributable to noncontrolling interests in Aimco Operating Partnership	2,815
Other items, net	(2,903)
Adjusted EBITDA	$145,504

Annualized Adjusted EBITDA	$582,016
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt encumbering Real Estate apartment communities and interest on the credit facility borrowings less (i) prepayment penalties and amortization of debt issuance costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt. Adjusted Interest Expense also excludes interest expense related to non-recourse property debt obligations of consolidated partnerships served by the Asset Management business.
Adjusted Interest Expense and Preferred Dividends as used in the leverage ratios on Supplemental Schedule 5(a) is calculated as follows:

(in thousands) (unaudited)	Three Months Ended September 30, 2017
Interest expense per consolidated statement of operations	$50,682
Interest expense related to non-recourse property debt obligations of consolidated partnerships served by the Asset Management business	(3,382)
Interest expense attributable to Real Estate portfolio	47,300
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	96
Debt prepayment penalties and other non-interest items	(869)
Amortization of debt issue costs	(1,395)
Interest income received on securitization investment	(1,778)
Adjusted Interest Expense	$43,354
Preferred Dividends	4,086
Adjusted Interest Expense and Preferred Dividends	$47,440

Annualized Adjusted Interest Expense	$173,416
Annualized Adjusted Interest Expense and Preferred Dividends	$189,760
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.

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PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).
PROPORTIONATE DEBT TO ADJUSTED EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) and shown above, excluding Preferred Equity to (b) Adjusted EBITDA.
PROPORTIONATE DEBT AND PREFERRED EQUITY TO ADJUSTED EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage attributable to its Real Estate portfolio as calculated on Supplemental Schedule 5(a) and shown above to (b) Adjusted EBITDA.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.
Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its Real Estate segment using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages but excludes apartment communities that it does not consolidate. Reconciliation of the Same Store Proportionate Property NOI presented on Supplemental Schedule 6 and the Redevelopment and Development Proportionate Property NOI presented on Supplemental Schedule 10 to the Real Estate segment Proportionate Property NOI has been provided below. Additionally, Real Estate segment Proportionate Property NOI has been further reconciled to Real Estate net operating income as shown on Supplemental Schedule 2 and income before gain on dispositions per the consolidated statements of operations.

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Real Estate Segment NOI Reconciliation
(in thousands)(unaudited)	Three Months Ended			Year to Date
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Rental and other property revenues
Same Store	$148,207	$145,861	$144,127	$439,115	$425,128
Redevelopment and Development	47,357	39,542	37,131	125,799	107,332
Acquisitions	5,961	5,462	1,740	16,297	3,561
Other Real Estate	28,483	28,272	27,777	84,909	82,101
Total Real Estate segment proportionate rental and other property revenues	$230,008	$219,137	$210,775	$666,120	$618,122

Property operating expenses
Same Store	$42,289	$41,725	$42,776	$126,929	$126,534
Redevelopment and Development	16,764	14,845	14,976	45,931	42,439
Acquisitions	2,269	2,146	1,193	6,645	2,185
Other Real Estate	10,024	9,671	9,988	29,692	29,716
Total Real Estate segment proportionate property operating expenses	$71,346	$68,387	$68,933	$209,197	$200,874

Property net operating income
Same Store	$105,918	$104,136	$101,351	$312,186	$298,594
Redevelopment and Development	30,593	24,697	22,155	79,868	64,893
Acquisitions	3,692	3,316	547	9,652	1,376
Other Real Estate	18,459	18,601	17,789	55,217	52,385
Total Real Estate proportionate property net operating income	$158,662	$150,750	$141,842	$456,923	$417,248
Proportionate adjustments and operations of consolidated properties not managed	2,033	5,433	6,305	12,517	17,880
Real Estate net operating income	$160,695	$156,183	$148,147	$469,440	$435,128
Corporate and other amounts not allocated to Real Estate	(138,318)	(136,100)	(132,609)	(409,431)	(366,480)
Income before gain on dispositions	$22,377	$20,083	$15,538	$60,009	$68,648

Proportionate Property NOI for Aimco’s Real Estate reportable segment includes proportionate and other adjustments, primarily to remove the results of operations of a consolidated property not managed by Aimco, which are included in Real Estate net operating income as presented on Supplemental Schedule 2. Corporate and other amounts not allocated to Real Estate represents the adjustment necessary to reconcile Real Estate net operating income to the nearest GAAP measure, income before gain on dispositions. This adjustment includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period and the operating results of apartment communities owned by consolidated partnerships served by Aimco’s Asset Management business. This amount also includes property management revenues and expenses, depreciation and amortization, general and administrative expenses, other operating expenses, interest expense and income tax benefit, which are not included in Real Estate Proportionate Property NOI.
PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its Real Estate portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of the local market average, as “B” quality apartment communities those earning rents between 90% and 125% of the local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of the local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of the local market average.

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REAL ESTATE: Real Estate represents Aimco’s portfolio of apartment communities diversified by both price point and geography. Real Estate includes predominantly market rate apartment communities in which Aimco holds substantial equity ownership interest, generally 100%. Aimco’s Real Estate portfolio is classified into four categories, as follows:
SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2016 and maintained it throughout the current and the comparable prior periods and (c) are not expected to be sold within 12 months.
ACQUISITION: Includes apartment communities acquired since January 1, 2016.
REDEVELOPMENT AND DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and those that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.
OTHER REAL ESTATE: Real Estate apartment communities that do not meet the Same Store, Acquisition or Redevelopment and Development definitions.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2016, or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately for Real Estate and Asset Management on a net basis on Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may be found on Supplemental Schedule 3(b).

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